Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made by and between David C. Bupp, an individual residing at 10542 Smokehouse Bay Drive, Naples, Florida 43120 (“Consultant”), and Neoprobe Corporation, a Delaware corporation, with principal offices located at 425 Metro Place North, Suite 300, Dublin, OH  43017-1367 (“Company”), who together are sometimes referred to herein as the “Parties.”

Recitals

A.           Pursuant to a Separation Agreement and Release between the Parties dated March 30, 2011 (“Separation Agreement”), Consultant has terminated his employment as the President and Chief Executive Officer of the Company.

B.           The Company wishes to retain the services of Consultant as an independent consultant upon the terms and conditions set forth in this Agreement.

Statement of Agreement

In consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.
Engagement.  This Agreement shall take effect on May 1, 2011 (the “Effective Date”) provided that the Separation Agreement is in effect on the Effective Date.  For a term beginning on the Effective Date and ending January 1, 2012, or the earlier termination of this Agreement pursuant to Section 5, Company hereby engages Consultant and Consultant hereby accepts engagement from Company to provide such services as may be requested by the President and Chief Executive Officer of Company, and other officers of the Company authorized by its Board of Directors (“Authorized Officers”), including advice and assistance to the Company in connection with its present and anticipated operations, clinical programs and financial affairs, and to provide such other services as an Authorized Officer may from time to time reasonably request.  Consultant shall use good faith efforts to respond to requests for his services under this Agreement in a timely, responsive and efficient manner; provided however, that the Company acknowledges that Consultant shall be expected to provide services under this Agreement only on a part-time basis and upon reasonable advance notice from the Company.  Consultant acknowledges and agrees that he is not an agent of the Company or any of its affiliates, and except as may be expressly authorized or directed by an Authorized Officer, Consultant is not authorized to, and shall not, have any contact with the Company’s or its affiliates’ employees, suppliers, vendors or other persons with respect to the business or other affairs of the Company or its affiliates, and Consultant is not authorized to take any actions binding upon or in the name of the Company or any of its subsidiaries or affiliates.

2.
Compensation of Consultant.  As compensation for the services to be performed by Consultant and in exchange for his obligations under the noncompete, nonsolicitation and confidentiality provisions of this Agreement, the Company shall pay to Consultant a consulting fee at the rate of $8,000.00 per month for up to five (5) days of consulting services during such month, which will be paid on the last day of each calendar month during the term of this Agreement.  If specifically requested in writing by an Authorized Officer to perform more than five days per month of consulting services, Consultant will be paid at a daily rate of $2,000 per day, which will be invoiced to the Company and paid within fifteen days of presentation of an invoice with supporting documentation.  In addition to cash compensation, the Company agrees to reimburse Consultant from time to time for reasonable out-of-pocket expenses incurred by Consultant in connection with the services performed under this agreement, provided, however, that Consultant shall not incur any expense in excess of $500 in any monthly period without prior written authorization of an Authorized Officer. Consultant’s travel shall be consistent with the travel policies of the Company.  These expenses include but are not limited to airfare, hotel lodging, meals, transportation, and overnight express mail. Consultant shall render a monthly itemized statement detailing the expense reimbursements due hereunder, accompanied by copies of receipts for all expenses.

3.	Confidentiality.

(a)
The Company is prepared to make available to Consultant certain information concerning the business, financial condition, operations, assets and liabilities, or other internal and confidential business information of the Company in connection with the performance of his duties hereunder.  As a condition to such information being furnished to Consultant, Consultant agrees to treat any information concerning the Company (whether prepared by the Company, its officers, advisors, Board of Directors, or otherwise and irrespective of the form of communication) which is furnished to Consultant now or in the future by or on behalf of the Company (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth.  The term “Confidential Information” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Consultant, which contain, reflect or are based upon, in whole or in part, the information furnished to Consultant, pursuant hereto.  The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant, or (ii) becomes available to Consultant on a non-confidential basis from a source other than the Company (including the Company’s directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

(b)
Consultant hereby agrees that Consultant shall use the Confidential Information solely for the purpose of rendering the services contemplated by this Agreement, that the Confidential Information will be kept confidential and that Consultant and will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that Consultant may make any disclosure of such information to which the Company gives its prior written consent. Consultant acknowledges that the Confidential Information may contain material nonpublic information about the Company, and that he is aware that the U.S. securities laws prohibit a person in possession of material nonpublic information of a company from purchasing or selling securities of that company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

4.	Noncompetition and Nonsolicitation.

(a)
Consultant agrees that during the term of this Agreement and for a period of one (1) year thereafter, Consultant will not  (i) enter into the employ of or render any services or advice to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in, through contract, retention, by employment or otherwise, any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; (iv) solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, investors, or sources of supply; or (v) hire any person who is an employee of the Company or any subsidiary or affiliate, or otherwise induce or attempt to induce any employee of the Company or any subsidiary or affiliate to leave the employ of the Company or such entity, or in any way interfere with the relationship between the Company or any subsidiary or affiliate and any employee thereof.

(b)
Nothing in this Agreement shall preclude Consultant from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business.  “Competitive Business” for purposes of this Agreement shall mean any business or enterprise which (i) is engaged in the development and/or commercialization of products, services and/or systems (including medical devices and pharmaceuticals) in the United States or the European Union for use in intraoperative detection of cancer; or (ii) is reasonably understood to be competitive in the relevant market with products and/or systems described in clause (i) of this Section 4(b).

(c)
Consultant acknowledges that the limitations contained in this Section 4 are an essential term and consideration for the execution of this Agreement by the Company and that the time and geographic limitations are reasonable and necessary to protect the Company and its business interests.  The Company shall be entitled to injunctive relief, damages, reasonable attorneys’ fees and expenses in connection with any legal or equitable action by the Company in connection with a breach or threatened breach by Consultant of Sections 3 or 4 of this Agreement.

5.
Termination.  The obligation of Consultant to provide services under this Agreement, and the Company’s obligation to provide compensation to Consultant under this Agreement, shall terminate upon the first to occur of the following: (a)January 1, 2012; or (b) the death or permanent disability of Consultant.  In addition, this Agreement may be terminated by Consultant at any time by giving thirty (30) days prior written notice of termination. This Agreement may be immediately terminated by the Company if the Consultant: (x) is formally charged with a felony (other than a traffic offense), or any crime involving moral turpitude, that in the reasonable good faith judgment of the Board of Directors of the Company, would result in material damage to the Company or its reputation, or would materially interfere with the performance of Consultant’s obligations under this Agreement; (y) engages in acts of  fraud, embezzlement, theft or other material dishonesty directed against the Company; or (z) materially breaches any duty or obligation of  Consultant under this Agreement that is  not cured to the Company’s reasonable satisfaction within 5 business days after written notice thereof by the Company.  In the event of such termination by the Company all payments to Consultant under this Agreement shall cease at the time of termination, and the Company shall have no further obligations to Consultant hereunder.

6.
Notices.  All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by email, telecopier, telex or other similar communication to the party or Parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or Parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the Consultant and to the Company at the addresses set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose.

Consultant:	David C. Bupp
10542 Smokehouse Bay Drive, Unit #202
Naples, FL 34120
email: dbupp0609@yahoo.com

Company:	Neoprobe Corporation
425 Metro Place North, Suite 300
Dublin, OH 43017-1367
Attention: Dr. Mark J. Pykett, President & CEO
email: mpykett@neoprobe.com

7.
Assignment; Binding Effect.  This Agreement, being personal to Consultant, may not be assigned by Consultant.  This Agreement may be assigned by the Company to any entity that acquires substantially all of the assets and business of the Company, whether by merger, acquisition of equity securities, or acquisition of assets.  This Agreement shall be binding upon the Parties and their respective legal successors and permitted assigns.

8.
Independent Contractor.  Consultant shall have no authority to bind Company, or any of its subsidiaries or affiliates, to any agreement or obligation. The Parties will be deemed to have the relationship of independent contractors to each other, and nothing in this Agreement will be deemed to place the Parties in the relationship of employer-employee, principal-agent, partners or joint venturers.

9.
Governing Law and Venue.  This agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to its principles of conflicts of laws. Each of Consultant and the Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Court of Common Pleas of Franklin County, Ohio or in the United States District Court for the Southern District of Ohio, (b) waives any objection which such party may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or procedure. Each of the Company and Consultant further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon the Company or Consultant mailed by certified mail to the address of the recipient otherwise appearing in this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding.

10.
Equitable Relief.  Consultant agrees that money damages would not be a sufficient remedy for any breach or threatened breach by Consultant of Sections 3 and 4 of this Agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Consultant further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available to the Company at law or equity.

11.
Construction.  The captions contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The language of this Agreement shall be construed as to its fair meaning and not strictly for or against any party.

12.
Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and there are no representations, warranties or agreements between the Parties, which are not expressed herein. This Agreement supersedes and replaces all prior understandings and agreements between the Parties hereto, whether written or oral, expressed or implied, with respect to its subject matter, it being understood and agreed, however, that this Agreement does not supersede or replace the Separation Agreement, which shall remain in full force and effect pursuant to its terms.

13.
Amendment.  This Agreement may not be amended, modified, superseded, canceled or terminated, and any of the matters, covenants, representations, warranties or conditions hereof may not be waived, except by written instrument executed by the Parties hereto or, in the case of a waiver, by the party to be charged with such a waiver.

14.
Severability.  The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the Parties hereto.

15.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by facsimile transmission (including the delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

CONSULTANT		COMPANY

Neoprobe Corporation

By:	/s/ David C. Bupp	By:	/s/ Gordon A. Troup
	David C. Bupp		Gordon A. Troup, Vice Chairman

Date: 3/30/2011		Date: 3/30/2011